Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Einride AB 2026 Equity Incentive Plan, the Einride AB Equity Incentive Plan (U.S.), the Warrants in Einride AB Series 2025/2028:1 Program, the Warrants in Einride AB Series 2025/2028:2 Program, the Warrants in Einride AB Series 2025/2030:1 Program, and the Warrants in Einride AB Series 2025/2030:2 Program of Einride AB of our report dated March 17, 2026 (except for Note 33, including the effects of the Stock Split disclosed therein, as to which the date is July 7, 2026), with respect to the consolidated financial statements of Einride AB included in its Registration Statement (Form F-1) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AB

Stockholm, Sweden

July 31, 2026